Exhibit 99.1

                                                                                                     NEWS RELEASE

For Immediate Release

NCO GROUP’S BOARD FORMS
SPECIAL COMMITTEE AND RETAINS ADVISORS

HORSHAM, PA, May 17, 2006 – NCO Group, Inc. (“NCO” or the “Company”) (NASDAQ: NCOG), a leading provider of business process outsourcing services, announced today that its Board of Directors has formed a Special Committee of independent directors in connection with the previously announced proposal received by the Board of Directors on May 15, 2006 from Michael J. Barrist, Chairman and Chief Executive Officer of the Company, to acquire all of the outstanding shares of the Company for $27.50 per share in cash.

The Special Committee of independent directors has been authorized to consider the proposal, as well as any other proposed transactions to acquire all or a substantial portion of the Company's stock or assets that may hereafter arise. The Special Committee has retained Credit Suisse Securities (USA) LLC as its financial advisor and Bass, Berry & Sims PLC as its legal counsel. Blank Rome LLP will represent the Company. There can be no assurance that any agreement will be executed or that any transaction will be approved or consummated.

About NCO Group, Inc.

NCO Group, Inc. is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through 100 offices in the United States, Canada, the United Kingdom, India, the Philippines, the Caribbean and Panama.

For further information contact:

NCO Investor Relations
(215) 441-3000
www.ncogroup.com

______________________________________________

Certain statements in this press release, including, without limitation, statements concerning strategic initiatives, statements as to NCO’s or management’s beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its business strategy as and when planned, the risk that NCO will not be able to realize operating efficiencies in the integration of its acquisitions or that the restructuring charges will be greater than anticipated, risks related to union organizing efforts at the Company's facilities, risks related to the ERP implementation, risks related to the final outcome of the environmental liability, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and acquisitions, including the acquisition of Risk Management Alternatives, Inc., risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations, and other risks detailed from time to time in NCO’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

______________________________________________